EXHBIT 3.1
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
 OF CERES TACTICAL SYSTEMATIC L.P.
This Amended and Restated Limited Partnership Agreement (this “Agreement”), dated as of November 22, 2017, is by and among Ceres Managed Futures LLC (formerly Citigroup Managed Futures LLC) (the “General Partner”) and those other parties who shall execute this Agreement, whether in counterpart or by attorney-in-fact, as limited partners.  (Such other parties who are limited partners are hereinafter collectively referred to as the “Limited Partners.”  The General Partner and the Limited Partners may be collectively referred to herein as “Partners.”)  This Agreement amends and restates the Partnership’s limited partnership agreement dated as of December 3, 2002 (the “Prior Agreement”), as amended, by and among the General Partner, David J. Vogel (the “Initial Limited Partner”) and the other limited partners party thereto.
WITNESSETH:
WHEREAS, on December 3, 2002, Ceres Tactical Systematic L.P. (formerly Tactical Diversified Futures Fund L.P.) (the “Partnership”) was formed for the purpose of trading in commodity interests, as described in Paragraph 3 hereof, pursuant to the Prior Agreement; and
WHEREAS, the Partnership commenced trading on May 1, 2003; and
WHEREAS, the Prior Agreement was amended pursuant to that (i) Amendment No. 1 to the Limited Partnership Agreement, dated May 31, 2009; (ii) Amendment No. 2 to the Limited Partnership Agreement, dated August 8, 2014, and effective October 1, 2014; and (iii) Amendment No. 3 to the Limited Partnership Agreement, dated December 30, 2015, and effective January 1, 2016; and
WHEREAS, the Prior Agreement was amended previously to, among other things, (i) remove the requirement that a Limited Partner must hold Units of Limited Partnership Interest (as defined below) for three (3) full months before such Units may be withdrawn; (ii) permit the payment of a monthly fee to the General Partner for its services to the Partnership; and (iii) provide generally that (A) upon the approval by an affirmative vote of a majority of Limited Partners unaffiliated with the General Partner, the Partnership will vote to dissolve any Master Fund (as defined below), in accordance with the organizational documents of such Master Fund, and (B) only the votes of unaffiliated Limited Partners will be counted in determining whether the requisite number of votes have been received to remove the General Partner or dissolve the Partnership; and
WHEREAS, the General Partner has deemed it advisable to (i) change the name of the Partnership and (ii) amend the Prior Agreement to (A) reflect the offering of multiple classes of Units of Limited Partnership Interest and (B) reflect certain other changes to the Partnership; and
WHEREAS, the General Partner, consistent with the requirements of Paragraph 17(a) of the Prior Agreement, has determined that such amendment is not adverse to and does not require the consent of the Limited Partners; and
WHEREAS, the General Partner, consistent with the requirements of Paragraph 17(a) of the Prior Agreement, has determined to make other conforming and clarifying amendments to the Prior Agreement.
NOW, THEREFORE, in consideration of the mutual premises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

1.	Formation and Name.
The parties formed a limited partnership under the New York Revised Uniform Limited Partnership Act (the “Partnership Act”).  The name of the limited partnership is Ceres Tactical Systematic L.P.  The General Partner has executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Partnership Act and shall execute, file, record and publish, as appropriate, such amendments, restatements and other documents as are or become necessary or advisable, as determined by the General Partner.
2.	Principal Office.
The principal office of the Partnership shall be 522 Fifth Avenue, New York, New York 10036, or such other place as the General Partner may designate from time to time.
3.	Business.
(a)          The Partnership business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of interests, directly or indirectly, in commodities of all descriptions, including futures contracts, swaps, commodity options, forward contracts and any other rights or interests pertaining thereto.
(b)          The objective of the Partnership business is appreciation of its assets through speculative diversified trading.  The Partnership shall not:
(1)          engage in the pyramiding of its positions by using unrealized profit on existing positions as margin for the purchase or sale of additional positions in the same or related commodities;
(2)          utilize borrowings except short-term borrowings if the Partnership takes delivery of cash commodities, provided that neither the deposit of margin with a commodity broker or swap dealer nor obtaining and drawing on a line of credit with respect to forward contracts or swaps shall constitute borrowing; or
(3)          permit the churning of its account.
4.	Term, Dissolution and Fiscal Year.
(a)          Term.  The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of New York, and shall end upon the first to occur of the following: (1) December 31, 2022; (2) receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of all Classes (as defined below) of Units of Limited Partnership Interest then outstanding (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or any of their employees), notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17); (4) any event which shall make it unlawful for the existence of the Partnership to be continued; or (5) if the Net Asset Value per Unit of Limited Partnership Interest of any Class falls below $400 as of the end of any business day after trading.  As used in this Paragraph 4(a), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.

(b)          Dissolution.  Upon the dissolution of the Partnership, the assets of the Partnership shall be distributed to creditors, including any Partners who may be creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Partners; to Partners and former Partners in satisfaction of liabilities for distributions; and to Partners first for the return of their contributions and second respecting their Partnership interests, in the proportions in which the Partners share in distributions.  Following distributions of the assets of the Partnership, a Certificate of Cancellation for the Partnership shall be filed as required by the Partnership Act.
(c)          Fiscal Year.  The fiscal year of the Partnership will commence on January 1 and end on December 31 each year (“fiscal year”).  Each fiscal year of the Partnership is divided into four fiscal quarters commencing on the first day of January, April, July and October (“fiscal quarter”).
5.	Net Worth of General Partner.
The General Partner agrees that at all times after the termination of the initial offering period of the Partnership’s Units of Limited Partnership Interest described in Paragraph 11 hereof (the “Public Offering”), so long as it remains the General Partner of the Partnership, it will maintain a Net Worth (as defined below but excluding its capital contribution to the Partnership) equal to the greater of (a) 5% of the total contributions (including contributions by the General Partner) to all limited partnerships to which it is a general partner (including the Partnership) plus (prior to the termination of the Public Offering) 5% of the Units being offered for sale in the Partnership or (b) $50,000.  In no event will the General Partner be required to maintain a net worth in excess of the greater of (i) $1,000,000 or (ii) the amount which the General Partner is advised by counsel as necessary or advisable to ensure that the Partnership is taxed as a partnership for federal income tax purposes.
For the purposes of this Paragraph 5, Net Worth shall be based upon current fair market value of the assets of the General Partner.  The requirements of this Paragraph 5 may be modified if the General Partner obtains an opinion of counsel for the Partnership that a proposed modification will not adversely affect the classification of the Partnership as a partnership for federal income tax purposes and will not violate any state securities or blue sky laws to which the Partnership may be subject from time to time.
6.	Capital Contributions and Units of Partnership Interest.
The General Partner shall contribute to the Partnership, immediately prior to the time the Partnership commences trading activities and as necessary thereafter, an amount which shall at least equal the greater of (a) 1% of capital contributions or (b) $25,000.  The General Partner’s contribution shall be evidenced by “Units of General Partnership Interest.” The General Partner may not make any transfer or withdrawal of its contribution to the Partnership while it is General Partner which would reduce its percentage interest in the Partnership to less than such required interest in the Partnership.  Any withdrawal of any such excess interest by the General Partner may be made only upon not less than 30 days’ notice to the Limited Partners prior to the end of a fiscal quarter.
Interests in the Partnership, other than those of the General Partner, shall be evidenced by Class A, Class D or Class Z “Units of Limited Partnership Interest,” which the General Partner on behalf of the Partnership shall, in accordance with the Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”) referred to in Paragraph 11, sell to persons desiring to become Limited Partners who satisfy the investment and minimum capital contribution requirements specific to each Class.  Identical rights, powers, duties and obligations attach to each Class of Units of Limited Partnership Interest, except that purchasers of Class D Units and Class Z Units may be subject to reduced ongoing selling agent fees.

The Class of units that a Limited Partner receives shall generally depend upon the amount invested in the Partnership and the status of such Limited Partner.  Units of Limited Partnership Interest purchased by (i) certain employees of Morgan Stanley and/or its subsidiaries (and their family members) and (ii) certain of the Limited Partners receiving advisory services from Morgan Stanley Smith Barney, LLC (doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”)) or any other selling agent engaged by the Partnership (each a “Consulting Client”), shall be designated as Class Z Units of Limited Partnership Interest.  All other Limited Partners who satisfy the applicable investment and minimum capital contribution requirements shall receive Class A or Class D units, although the General Partner may determine to offer Class A or Class D units to a Limited Partner in its sole discretion, regardless of investment amount.  Generally, Limited Partners investing up to $4,999,999 in the Partnership will receive Class A units, while Limited Partners investing $5,000,000 or more in the Partnership will receive Class D units (the “Class D Account Minimum”).  The General Partner may, without the consent of the Limited Partners, offer additional classes of Units of Limited Partnership Interest (together with Class A Units of Limited Partnership Interest, Class D Units of Limited Partnership Interest and Class Z Units of Limited Partnership Interest, the “Classes”) as the General Partner may determine in its sole discretion from time to time.
Consulting Clients shall be bound by the terms of the consulting agreement they signed with Morgan Stanley Wealth Management or any other selling agent engaged by the Partnership (each such agreement, a “Consulting Agreement”), including the payment of a consulting fee as set forth in the Consulting Agreement. In the event, however, that a Consulting Agreement is terminated and the Consulting Client remains a Limited Partner, the Units shall, beginning on the first day of the month immediately following the month of termination of the Consulting Agreement, (i) convert to the appropriate Class of Units based on investor qualifications and the aggregate capital contributions made by such Limited Partner in the Partnership adjusted for additional subscriptions, redemptions and exchanges, and (ii) become subject to the applicable ongoing selling agent fee as described in the Memorandum. Notwithstanding the foregoing, if any such former Consulting Client is also an employee of Morgan Stanley or a subsidiary and remains a Limited Partner, such employee may continue to hold Class Z Units and will not be subject to the ongoing selling agent fee described in the Memorandum. For the avoidance of any doubt, Class Z Units are subject to withdrawal restrictions set forth in this Agreement and the Memorandum.
For any Unit (or partial unit rounded to four decimal places) of Limited Partnership Interest purchased, a Limited Partner shall contribute to the capital of the Partnership an amount equal to the Net Asset Value of such Unit of Limited Partnership Interest (or partial unit, as the case may be) as of the close of business on the day preceding the effective date of such purchase, and shall pay in addition the selling commission, if any, which must be paid with respect to such purchase.  For purposes of such purchases, any accrued liability for reimbursement of offering and organizational expenses will not reduce Net Asset Value per Unit.  The aggregate of all contributions shall be available to the Partnership to carry on its business, and no interest shall be paid on any such contribution.  The General Partner may, in its discretion, split the Units at any time, provided that any such action will not adversely affect the capital account of any limited partner.  All subscriptions for Units of Limited Partnership Interest made pursuant to this private placement of the Units of Limited Partnership Interest (the “Private Placement”) must be on the form provided in the Memorandum.
7.	Allocation of Profits and Losses.
(a)          Capital Accounts.  A capital account shall be established for each Partner.  The initial balance of each Partner’s capital account shall be the amount of his initial capital contribution to the Partnership.

(b)          Allocations.  As of the close of business on the last day of each month during each fiscal year of the Partnership, the following determinations and allocations shall be made:
(1)          The Net Asset Value per Class (as defined in Paragraph 7(d)(1)) and the Net Assets of the Partnership (as defined in Paragraph 7(d)(2)) before any management, General Partner administrative and/or incentive fees payable by the Partnership as of such date shall be determined.
(2)          Monthly management fees, if any, payable by the Partnership as of such date shall then be charged against the Net Asset Value per Class for each outstanding Class.
(3)          Monthly fees, if any, payable by the Partnership to the General Partner as of such date shall then be charged against the Net Asset Value per Class for each outstanding Class.
(4)          Incentive fees, if any, shall then be charged against the Net Asset Value per Class for each outstanding Class.
(5)          Any increase or decrease in the Net Asset Value per Class as of the end of the month (after the adjustments in subparagraphs (2) ‑ (4) above) shall then be credited or charged to the capital accounts of each Partner in the ratio that the balance of each account bears to the balance of all accounts.
(6)          The amount of any distribution to a Partner, any amount paid to a Limited Partner on redemption of Units of Limited Partnership Interest, and any amount paid to the General Partner on redemption of Units of General Partnership Interest, shall be charged to that Partner’s capital account.
(c)          Allocation of Profit and Loss for Federal Income Tax Purposes.  The Partnership’s realized capital gain or loss and ordinary income or loss shall be allocated among the Partners in the ratio that each Partner’s capital account bears to all Partners’ capital accounts.  Any Partner whose Units of Limited or General Partnership Interest were acquired, redeemed or converted during any fiscal year will be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership during the period that such Units of Limited or General Partnership Interest were owned by such Partner, based on the ratio that the capital accounts allocable to such acquired, redeemed or converted Units of Limited or General Partnership Interest bear to the capital accounts allocable to all Partners’ Units of Limited or General Partnership Interest for such period.  Any Partner who transfers or assigns Units of Limited or General Partnership Interest during any fiscal year shall be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership through the end of the month in which notice of such transfer or assignment is given to the General Partner in accordance with Paragraph 10(b) hereof, and the transferee or assignee of such Units shall be allocated his proportionate share of the capital gain or loss and ordinary income or loss realized by the Partnership commencing with the month next succeeding the month in which notice of transfer or assignment is given.  The method of allocating gains and losses for tax purposes may be changed by the General Partner upon receipt of advice from counsel to the Partnership that such change is required by applicable law or regulation.
(d)          Definitions:
(1)          Net Assets per Class.  Net Assets per Class shall mean the total assets attributable to each Class, as determined by the General Partner, including all cash, plus Treasury Bills at market, money market mutual fund securities, accrued interest, and the market value of all open commodity positions maintained by the Partnership for such Class, less all liabilities attributable to each Class, as determined by the General Partner, including brokerage charges, if any, and ongoing selling agent fees accrued, if any, and other liabilities, determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  Net Assets per Class equals Net Asset Value per Class.
(2)          Net Assets of the Partnership.  The Net Assets of the Partnership equals the sum of Net Assets per Class, of all outstanding Classes.
(3)          Net Asset Value per Unit.  The Net Asset Value per Unit of each Unit of Limited Partnership Interest and each Unit of General Partnership Interest for each Class shall be determined by dividing the Net Asset Value per Class by the aggregate number of Units of Limited and General Partnership Interest outstanding in such Class.
(4)          Capital Contributions.  Capital contributions shall mean the total investment in the Partnership by a Partner or by all Partners, as the case may be.
(5)          New Trading Profits.  The excess, if any, of Net Assets managed by an Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Net Assets will also be adjusted to eliminate the effect of organizational and offering expenses.
(6)          Organizational and Offering Expenses.  Organizational and offering expenses shall mean all expenses incurred by the Partnership in connection with and in preparing for registration and subsequent offering and distributing it to the public, including but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter’s attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its Units of Limited Partnership Interest under federal and state law, including taxes and fees, accountants’ and attorneys’ fees.
(7)          Valuation Date.  The date as of which the Net Assets of the Partnership are determined.
(8)          Valuation Period.  A regular period of time between Valuation Dates.
(9)          Advisor.  Any person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options.
(10)          Commodity Contract.  A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.
(11)          Pyramiding.  A method of using all or a part of an unrealized profit in a commodity contract position to provide margin for any additional commodity contracts of the same or related commodities.

(e)          Expenses and Limitation Thereof.  Subject to the limitations set forth below in this Paragraph 7(e), the Partnership shall bear all commodity brokerage fees and shall be obligated to pay all liabilities incurred by it, including, without limitation, all expenses incurred in connection with its trading activities, and any management and incentive fees.  The General Partner shall bear all other operating expenses except legal, accounting, filing, data processing and reporting fees and extraordinary expenses.  Appropriate reserves may be created, accrued and charged against Net Assets of the Partnership for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.  The aggregate annual expenses of every character paid or incurred by the Partnership, including management fees, advisory fees and all other fees, except for incentive fees, commodity brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners), the actual cost of legal and audit services and extraordinary expenses, when added to the customary and routine administrative expenses of the Partnership, shall in no event exceed, on an annual basis, 1/2 of 1% of Net Assets per month.  For the purpose of this limitation, customary and routine administrative expenses shall include all expenses of the Partnership other than commodity brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners), incentive fees, the actual cost of legal and audit services and extraordinary expenses.  All expenses of the Partnership shall be billed directly to and paid by the Partnership.  If necessary, the General Partner will reimburse the Partnership, no less frequently than quarterly, for the amount by which aggregate fees and expenses exceed, on an annual basis, 1/2 of 1% of Net Assets per month.  Reimbursements to the General Partner or its affiliates shall not be allowed, except for reimbursement of actual cost of legal and audit services used for or by the Partnership and charges incidental to trading.  Expenses incurred by the General Partner in connection with administration of the Partnership including but not limited to salaries, rent, travel expenses and such other items generally falling under the category of overhead, shall not be charged to the Partnership.  In no event will organizational and offering expenses exceed 15% of the Partners’ initial capital contributions.  For this purpose, organizational and offering expenses include interest on loans from Morgan Stanley to the Partnership for payment of organizational and offering expenses, if any.
(f)          Limited Liability of Limited Partners:
(1)          Each Unit of Limited Partnership Interest, when purchased by a Limited Partner, subject to the qualifications set forth below, shall be fully paid and non-assessable.
(2)          A Limited Partner will have no liability in excess of his obligation to make contributions to the capital of the Partnership and his share of the Partnership’s assets and undistributed profits, subject to the qualifications provided in New York law.
(g)          Return of Limited Partner’s Capital Contribution.  Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption of Units of Limited Partnership Interest or shall be entitled to distributions in accordance with the terms of this Agreement, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon dissolution and termination of the Partnership.  In no event shall a Limited Partner be entitled to demand and receive property other than cash.
(h)          Distributions.  The General Partner shall have sole discretion in determining what distributions (other than on redemption of Units of Limited Partnership Interest), if any, the Partnership will make to its Partners.  Distributions shall be pro rata in accordance with the respective capital accounts of the Partners.

8.	Management of the Partnership.
Except as hereinafter provided, the General Partner, to the exclusion of all Limited Partners, shall conduct, manage and control the business of the Partnership including, without limitation, the investment of the funds of the Partnership.  The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership.  The Partnership shall not permit the limited partners to contract away the fiduciary obligation owed to the limited partners by the General Partner under common law.  Except as provided herein, no Partner shall be entitled to any salary, draw or other compensation from the Partnership.  Each Limited Partner hereby undertakes to advise the General Partner of such additional information as may be deemed by the General Partner to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity contracts.
The General Partner may delegate its responsibility for the investment of the Partnership’s assets to one or more qualified trading advisors and may delegate trading discretion to such persons, provided that the General Partner shall retain the ability to allocate and reallocate assets among advisors and the right to override decisions and take such other actions as may be necessary or desirable to liquidate accounts or protect the Partnership. The General Partner may negotiate and enter into one or more management agreements with the advisor(s) on behalf of the Partnership. Any such agreement could obligate the Partnership to pay management and incentive fees to the advisors in amounts determined by the General Partner acting in the best interests of the Partnership; provided, however, that such fees will in no event exceed those permitted under NASAA Guidelines for the Registration of Commodity Pool Programs (the “Guidelines”) and that, except as otherwise provided herein, neither the General Partner nor any affiliate of the General Partner shall receive an incentive fee in excess of 15% of New Trading Profits or a management fee if it or any of its affiliates receives any portion of the brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners) paid by the Partnership. Specifically, except to the extent permitted by future changes to the Guidelines, incentive fees paid by the Partnership to an advisor shall never exceed 15%, increased by an additional 2% for each 1% by which the Partnership’s aggregate annual expenses (subject to the exclusions below) are reduced below 6% annually, of New Trading Profits, calculated not more often than quarterly on the Valuation Date, over the highest previous Valuation Date. The General Partner will not raise the incentive fee cap regardless of whether there is an increase in the fee cap set forth in the Guidelines while the Units of Limited Partnership Interest are registered in any jurisdiction that imposes the lower fee cap in the Guidelines as of the date of this Agreement.
The General Partner shall monitor the trading and performance of any trading advisor for the Partnership and shall not permit the “churning” of the Partnership’s account.  The General Partner shall calculate the Net Assets of the Partnership daily and shall make available, upon the request of a Limited Partner, the Net Asset Value of a Unit of Limited Partnership Interest.  The Partnership shall seek the best price and services available in its commodity futures brokerage transactions.  The Partnership may not enter into an exclusive brokerage contract.  The General Partner is authorized to enter into the Customer Agreement with Morgan Stanley & Co. LLC (“MS&Co.”) described in the Memorandum and to cause the Partnership to pay MS&Co. a monthly brokerage fee equal to up to .46% of month-end Net Assets (5.5% per year) (exclusive of fees incurred in connection with trading including exchange, clearing, floor brokerage, give-up and National Futures Association fees) and to negotiate additional Customer Agreements with MS&Co., a MS&Co. affiliate or other brokers or futures commission merchants in the future on these or other terms.  Any interest or other income derived from any portion of the Partnership’s assets whether held in the Partnership’s margin account or otherwise shall accrue solely to the benefit of the Partnership except as otherwise provided in the Guidelines.  Neither the General Partner nor any

affiliate of the General Partner shall directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units of Limited Partnership Interests or to give investment advice to a potential Limited Partner, provided, however, that neither the General Partner nor any affiliate of the General Partner is prohibited from paying to a registered broker-dealer or other properly licensed person a normal sales commission, including trail commissions, for selling Units of Limited Partnership Interest.  The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership including, but not limited to, the following: opening bank accounts with state or national banks; paying, or authorizing the payment of, distributions to the Partners and expenses of the Partnership, such as management fees, brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners) or fees, legal and accounting fees, printing and reporting fees, and registration and other fees of governmental agencies; and investing or directing the investment of funds of the Partnership not being utilized as margin deposits.  Only those goods and services enumerated in the Limited Partnership Agreement will be those provided by the General Partner to the Partnership.  Except as provided in the Prospectus, the General Partner shall not take any action with respect to the assets or property of the Partnership which does not benefit the Partnership.
The General Partner shall review, not less often than annually and to the extent practicable, the brokerage rates charged to public commodity pools which are comparable to the Partnership to determine that the brokerage fees being paid by the Partnership are competitive with such other rates.  The General Partner may not rely solely on the rates charged by other major commodity pools to make its determinations.  The General Partner may in its discretion, acting in the best interests of the Partnership, negotiate with MS&Co. to amend the Customer Agreement so that the Partnership is charged brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners) on a round-turn basis instead of the monthly fee initially contemplated; provided that the commission rate agreed to is comparable to rates charged to comparable public commodity pools and further provided that such commissions, including pit brokerage fees, will not exceed the limitation set forth in the Guidelines.
The General Partner shall maintain a list of the names and addresses of, and interests owned by, all Partners, a copy of which shall be furnished to Limited Partners upon request either in person or by mail and upon payment of the cost of reproduction and mailing for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, and such other books and records relating to the business of the Partnership as it deems necessary or advisable at the principal office of the Partnership.  The General Partner shall retain such records for a period of not less than six years.  The Limited Partners shall be given reasonable access to the books and records of the Partnership.
The Partnership shall not enter into any contract with the General Partner or any of its affiliates or with any trading advisor which has a term of more than one year.  The Partnership shall make no loans.  Assets of the Partnership will not be commingled with assets of any other entity.  Deposit of assets with a commodity broker or dealer shall not constitute commingling.  Except as provided herein and in the Memorandum: (i) no person may receive, directly or indirectly, any advisory or incentive fee for investment advice or management who shares or participates in commodity brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners) or fees from transactions for the Partnership; (ii) no broker may pay, directly or indirectly, rebates or give ups to any trading advisor; and (iii) such prohibitions shall not be circumvented by any reciprocal business arrangements.  On loans made available to the Partnership by the General Partner or any of its affiliates, the lender may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the lender’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose and the lender shall not receive points or other financing charges or fees regardless of the amounts.
Subject to Paragraph 5 hereof, the General Partner may engage in other business activities and shall not be required to refrain from any other activity nor disgorge any profits from any such activity, whether as general partner of additional partnerships for investment in commodity futures contracts or otherwise. Consistent with the Guidelines, except as provided herein with respect to the administrative fee, the General Partner may engage and compensate on behalf of the Partnership from funds of the Partnership, such persons, firms or corporations, including itself or any affiliated person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership; provided, however, that the aggregate fees and expenses of the Partnership (excluding incentive fees, the actual costs of legal and audit services, extraordinary expenses and brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners)) shall not exceed 6% of the Partnership’s Net Assets on an annual basis.
The Partnership shall pay the General Partner a monthly fee in return for its services to the Partnership. The fee initially shall equal 1/12 of 1% (1% per year) of month-end adjusted Net Assets per Class for each outstanding Class and may be changed upon notice to the Limited Partners subject to the 6% fee and expense cap described in the immediately preceding paragraph.  For purposes of calculating the General Partner’s fee, adjusted Net Assets per Class are “Net Assets” increased by the current month’s incentive fee accrual, the monthly management fee, the General Partner’s fee and any allocable redemptions or distributions as of the end of such month.
No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority.
9.	Audits and Reports to Limited Partners.
The Partnership’s books and records shall be audited annually by independent accountants.  The Partnership will cause each Partner to receive (i) within 90 days after the close of each fiscal year, audited financial statements, including a balance sheet and statements of income and partners’ equity for the fiscal year then ended, and (ii) within 75 days after the close of each fiscal year, such tax information as is necessary for him to complete his federal income tax return.  In addition, within 30 days of the end of each month the Partnership will provide each Limited Partner with reports showing Net Assets of the Partnership, Net Asset Value per Class and Net Asset Value per Unit of Limited and General Partnership Interest for each Class as of the end of such month, as well as information relating to the advisory and brokerage fees and other expenses incurred by the Partnership during such month.  Both annual and monthly reports shall include such additional information as the Commodity Futures Trading Commission may require under the Commodity Exchange Act to be given to participants in commodity pools such as the Partnership.  The General Partner shall calculate the Net Asset Value per Unit of Limited and General Partnership Interest for each Class daily and shall make such information available upon the request of a Limited Partner for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership.  The General Partner will submit to state securities law administrators any information which such administrators require to be filed, including, but not limited to, copies of the annual and monthly reports to be provided to Limited Partners.

In addition, if any of the following events occur, notice of such event shall be mailed to each Limited Partner within seven business days of the occurrence of the event: (i) a decrease in the Net Asset Value of a Unit of Limited Partnership Interest of any Class to 50% or less of the Net Asset Value most recently reported; (ii) any material change in contracts with advisors including any change in advisors or any modification in connection with the method of calculating the incentive fee; (iii) any change in commodity brokers or any change to payment or brokerage commissions (a component of which has historically included and continues to include trading and, without limitation, other transaction-related fees as well as compensation paid to financial advisors who sell Units of Limited Partnership Interest and provide continuing services to Limited Partners) on a round turn basis; (iv) any change in the General Partner; or (v) any material change in the Partnership’s trading policies or in any advisor’s trading strategies; and (vi) any other material change affecting the compensation of any party.
Any notice sent pursuant to this paragraph will include a description of the Limited Partners’ voting rights and/or redemption rights under this Agreement.
10.	Transfer, Redemption and Conversion of Units.
(a)          Initial Limited Partner.  The Prior Agreement allowed the Initial Limited Partner to redeem his Unit for $1,000 and withdraw from the Partnership.
(b)          Transfer.  Each Limited Partner expressly agrees that he will not assign, transfer or dispose of, by gift or otherwise, any of his Units of Limited Partnership Interest or any part or all of his right, title and interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, and that no assignment, transfer or disposition permitted by this Agreement shall be effective against the Partnership or the General Partner until the first day of the month next succeeding the month in which the General Partner receives the written notice described below.  Any assignment, transfer or disposition by an assignee of Units of Limited Partnership Interest of his interest in the capital or profits of the Partnership shall not be effective against the Partnership or the General Partner until the first day of the month next succeeding the month in which the General Partner receives the written notice described below.  If the General Partner receives an opinion of counsel to the effect that a transfer should be prohibited in order to protect the Partnership from being treated as a publicly traded partnership, such transfer shall be prohibited.  Upon advice of counsel, the General Partner shall eliminate or modify any restrictions on substitutions or assignment at such time as the restriction is no longer necessary.  If an assignment, transfer or disposition occurs by reason of the death or by termination of a Limited Partner or assignee, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner.  The written notice required by this paragraph shall specify the name and residence address of the assignee and the date of the assignment, shall include a statement by the assignee that he agrees to give the above-described written notice to the General Partner upon any subsequent assignment, and shall be signed by the assignor and assignee.  The General Partner may, in its sole discretion, waive receipt of the above-described notice or waive any defect therein.  Any such assignee shall become a substituted Limited Partner only upon the consent of the General Partner (which consent may only be withheld for the purpose of preserving the Partnership’s tax status or to avoid adverse legal consequences to the Partnership), upon the execution of a Power of Attorney by such assignee appointing the General Partner as his attorney-in-fact in the form contained in Paragraph 13 hereof.  The estate or any beneficiary of a deceased Limited Partner or assignee shall have no right to withdraw any capital or profits from the Partnership except by redemption of Units of Limited Partnership Interest.  Upon the death of a Limited Partner, his estate shall have any rights of inventory, accounting, appraisal or examination of Partnership records as are granted by law.  A substituted Limited Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a Limited Partner of the Partnership.  A substituted Limited Partner is also liable for the obligations of his assignor to make contributions to the Partnership, but shall not be liable for the obligations of his assignor under the Partnership Act to return distributions received by the assignor; provided, however, that a substituted Limited Partner shall not be obligated for liabilities unknown to him at the time he became a substituted Limited Partner and which could not be ascertained from this Agreement.  Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the further act or approval of any Limited Partner.  If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled.  An assigning Limited Partner shall remain liable to the Partnership as provided in the Partnership Act, regardless of whether his assignee becomes a substituted Limited Partner.  The transfer of Units of Limited Partnership Interest shall be subject to all applicable securities laws.  The transferor or assignor shall bear the cost related to such transfer or assignment.  Certificates representing Units of Limited Partnership Interest may bear appropriate legends to the foregoing effect.  Except for transfers by gift, inheritance, intrafamily transfers, family dissolutions and transfers to affiliates, no transfer may be made that results in either the transferor or the transferee holding fewer than three Units.
(c)          Redemption.  A Limited Partner (or any assignee thereof) may withdraw all or part of his capital contribution and undistributed profits, if any, from the Partnership in multiples of the Net Asset Value per Unit of a Class of Limited Partnership Interest (such withdrawal being herein referred to as “redemption”) as of the last day of a calendar month (the “Redemption Date”) after a request for redemption has been made to the General Partner; provided, that all liabilities, contingent or otherwise, of the Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them.  For the purpose of a redemption, any accrued liability for reimbursement of offering and organizational expenses will not reduce Net Asset Value per Unit.  As used herein, “request for redemption” shall mean a written or oral request in a form specified by the General Partner received by the General Partner at least ten (10) days in advance of the Redemption Date.  No partial redemptions are permitted if after giving effect to the redemption a Limited Partner would own fewer than three Units.  Upon redemption, a Limited Partner (or any assignee thereof) shall receive, per Unit of Limited Partnership Interest redeemed, an amount equal to the Net Asset Value per Unit of Limited Partnership Interest for such Class as of the Redemption Date, less any amount owing by such Partner (and his assignee, if any) to the Partnership.  If redemption is requested by an assignee, all amounts owed by the Partner to whom such Unit of Limited Partnership Interest was sold by the Partnership as well as all amounts owed by all assignees of such Unit of Limited Partnership Interest shall be deducted from the Net Asset Value per Unit of Limited Partnership Interest for such Class upon redemption by any assignee.  Payment will be made within 10 business days after the Redemption Date.  The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner, and may, in its discretion, in a particular case, permit redemptions before the end of any applicable holding period, partial redemptions, or at times other than month-end.  Limited Partners who have submitted redemption requests will be notified in writing within 10 days after the requested Redemption Date if the redemption request will not be honored.
The General Partner may, in its sole discretion and upon notice to the Limited Partners, declare a special redemption date on which date Limited Partners may redeem their Units of Limited Partnership Interest at Net Asset Value per Unit of such Class, provided that the Limited Partner submits a request for redemption in a form acceptable to the General Partner.  The General Partner shall declare such a special redemption date whenever the Partnership experiences a decline in Net Asset Value per Unit of Limited Partnership Interest of any Class as of the close of business on any business day to less than 50% of the Net Asset Value per Unit of such Class on the last valuation date.  The Partnership shall suspend trading during such special redemption period.

(d)          Conversion.  As of the close of business on the last day of each month during each fiscal year:
(1)          Class A Units of Limited Partnership Interest will be converted to an economically equivalent amount of Class D Units of Limited Partnership Interest when the amount of a Limited Partner’s aggregate capital contributions is equal to or greater than the Class D Account Minimum.
(2)          Class D Units of Limited Partnership Interest will be converted to an economically equivalent amount of Class A Units of Limited Partnership Interest when the amount of a Limited Partner’s aggregate capital contributions is less than the Class D Account Minimum.
Each such conversion of Units of Limited Partnership Interest shall be converted at the Net Asset Value per Unit of Class A and Class D Units of Limited Partnership Interest as of the last day of each month and is subject to the terms and restrictions described herein and in the Memorandum.
11.	Private Placement of Units of Limited Partnership Interest.
The General Partner on behalf of the Partnership shall (i) cause to be filed a Private Placement Offering Memorandum and Disclosure Document, and such amendments, supplements and exhibits thereto as the General Partner deems advisable, with the United States Commodity Futures Trading Commission and/or the National Futures Association for private placement of the Units of Limited Partnership Interest, and (ii) qualify the Units of Limited Partnership Interest for sale under the securities laws of such States of the United States or foreign countries as the General Partner shall deem advisable.
The General Partner may make such other arrangements for the sale of the Units of Limited Partnership Interest as it deems appropriate, including, without limitation, the execution on behalf of the Partnership of an alternative investment selling agent agreement with Morgan Stanley Wealth Management as an agent of the Partnership for the offer and sale of the Units of Limited Partnership Interest as contemplated in the Memorandum.
12.	Admission of Additional Partners.
After the Private Placement of the Units of Limited Partnership Interest has been terminated by the General Partner, no additional General Partner will be admitted to the Partnership except as described in Paragraph 17(c).  The General Partner may take such actions as may be necessary or appropriate at any time to offer new Units or partial Units and to admit new or substituted Limited Partners to the Partnership.  All subscribers who have been accepted by the General Partner shall be deemed admitted as Limited Partners at the time they are reflected as such in the books and records of the Partnership.
13.	Special Power of Attorney.
Each Limited Partner does irrevocably constitute and appoint the General Partner and each other person or entity that shall after the date of this Agreement become a general partner of the Partnership with the power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (i) this Agreement and a Certificate of Limited Partnership, including amendments and/or restatements thereto; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership or dissolution of the Partnership in accordance with the terms of this Agreement; (iii) Certificates of Assumed Name; and (iv) Customer Agreements with MS&Co. or other commodity brokerage firms.  The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive and not be affected by the subsequent incapacity, disability or death of a Limited Partner.  Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney; provided, however, that the action taken was determined to be in the best interest of the Partnership and did not constitute negligence or misconduct of the General Partner or any successor thereto.  In the event of any conflict between this Agreement and any instruments filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.
14.	Withdrawal of a Partner.
The Partnership shall be dissolved and its affairs wound up upon the assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy, or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17).  The General Partner shall not withdraw from the Partnership without giving the Limited Partners one hundred twenty (120) days’ prior written notice.  The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not (in and of itself) dissolve the Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner’s interest in the Partnership except as provided in Paragraph 10 hereof.  Each Limited Partner (and any assignee of such Partner’s interest) expressly agrees that, in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership; provided, however, that this waiver in no way limits the rights of the Limited Partners or their representatives to have access to the Partnership’s books and records as described in Paragraph 8 hereof.
If a General Partner withdraws as general partner and the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all expenses incurred as a result of its withdrawal.  If the Partnership is continued pursuant to Paragraph 17, the General Partner will be responsible for all expenses resulting from its withdrawal or removal as a general partner.  In the event of removal or withdrawal of the General Partner, the General Partner is entitled to a redemption of its interest in the Partnership at its Net Asset Value on the next Redemption Date following the date of General Partner removal or withdrawal.
15.	No Personal Liability for Return of Capital.
The General Partner, subject to Paragraph 16 hereof, shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.
16.	Indemnification.
(a)          The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Partnership, the General Partner (or its Affiliate) was acting on behalf of or performing services for the Partnership and such loss or liability was not the result of negligence or misconduct of the General Partner or its Affiliates.  The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgment, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the General Partner shall have determined in good faith that such course of conduct was in the best interests of the Partnership and such loss or liability was not the result of negligence or misconduct on the part of the General Partner or its Affiliates.
(b)          Notwithstanding (a) above, the General Partner and its Affiliates and any person acting as a Broker-Dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws.
(c)          The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.
(d)          For purposes of this Paragraph 16, the term “Affiliates” shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such person; (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such person; (c) any person, directly or indirectly, controlling, controlled by, or under common control of such person; (d) any officer, director or partner of such person; or (e) if such person is an officer, director or partner, any person for which such person acts in such capacity.
(e)          The provision of advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner or its Affiliates is prohibited.
(f)          Indemnification under this Agreement is recoverable from the assets of the Partnership and not from the Limited Partners.
17.	Amendments; Meetings.
(a)          Amendments with Consent of the General Partner.  If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement (including the Partnership’s basic investment policies set forth in Paragraph 3(b) hereof), such amendment shall be effective only if approved in writing by the General Partner and, except as specified in this subparagraph (a), by Limited Partners owning more than 50% of each Class of Units of Limited Partnership Interest then outstanding and if made in accordance with the Partnership Act.  Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement.  The General Partner may amend this Agreement without the consent of the Limited Partners in order (i) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and the Memorandum); (ii) to delete or add any provision of or to this Agreement required to be deleted or added by the staff of any federal or state agency or any self‑regulatory organization; or (iii) to make any amendment to this Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed herein) provided that such amendment is not adverse to the Limited Partners, or is required by law.
(b)          Meetings.  Upon receipt of a written request, signed by Limited Partners owning at least 10% of each Class of Units of Limited Partnership Interest then outstanding, that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General Partner shall, by written notice to each Limited Partner of record mailed within fifteen (15) days after receipt of such request, call a meeting of the Partnership.  Such meeting shall be held at least thirty (30) but not more than sixty (60) days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

(c)          Amendments and Actions without Consent of the General Partner.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of each Class of Units of Limited Partnership Interest then outstanding, the following actions may be taken: (i) this Agreement may be amended in accordance with the Partnership Act; (ii) if the General Partner elects to withdraw from the Partnership a new general partner or general partners may be admitted immediately prior to withdrawal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; (iii) any contracts with the General Partner, any of its affiliates or any commodity trading advisor to the Partnership may be terminated on sixty days’ notice without penalty; and (iv) the sale of all the assets of the Partnership may be approved.  At any meeting called pursuant to Paragraph 17(b), upon the approval by an affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of the outstanding Units of Limited Partnership Interest (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or their employees), the following actions may be taken: (i) the Partnership may be dissolved; (ii) the General Partner may be removed and a new general partner may be admitted immediately prior to the removal of the General Partner provided that the new general partner of the Partnership shall continue the business of the Partnership without dissolution; and (iii) the Partnership shall vote to terminate any collective investment vehicle operated by the General Partner into which the Partnership’s assets are invested (a “Master Fund”), in accordance with the organizational documents of such Master Fund.  As used in this Paragraph 17(c), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.
(d)          Continuation.  Upon the assignment by the General Partner of all of its interest in the Partnership, the withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act, the Partnership is not dissolved and is not required to be wound up by reason of such event if, (i) there is a remaining general partner who continues the business of the Partnership or (ii) within ninety (90) days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner.  In the event of the withdrawal by the General Partner and the continuation of the Partnership pursuant to this paragraph, the General Partner shall pay all expenses incurred as a result of its withdrawal.
18.	Partnership Representative.
(a)          The General Partner (or its designee) shall be the “partnership representative” of the Partnership within the meaning of the Internal Revenue Code of 1986 (the “Code”) Section 6223 (as amended by the Bipartisan Budget Act of 2015 (Pub. L. 114-74) (the “2015 Budget Act”)) (the “Partnership Representative”) for any period during which the Partnership is permitted or required to have a Partnership Representative.  The Partnership Representative shall have authority to take any action that may be taken by a “partnership representative” under the provisions of Subchapter C of Chapter 63 of the Code, as revised by Section 1101 of the 2015 Budget Act, as such provisions may thereafter be amended and including Treasury regulations or other guidance issued thereunder (the “2015 Budget Act Audit Rules”).
(b)          To the maximum extent permitted under the 2015 Budget Act Audit Rules, as reasonably determined by the Partnership Representative in consultation with the Partnership’s tax advisers, the Partnership may elect, and each Partner will cooperate in electing, under Section 6226(a) of the Code (as amended by the 2015 Budget Act) or otherwise, for Section 6225 of the Code (as amended by the 2015 Budget Act) not to apply, and for each Partner to take any adjustment into account as provided in Section 6226(a) of the Code (as amended by the 2015 Budget Act).
(c)          The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6233 of the Code on the General Partner as “tax matters partner” of the Partnership, including, but not limited to, the following: (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue Service and any state taxing authority on behalf of, and binding upon, those Limited Partners having less than a 1% interest in the Partnership, unless a Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner may not act on such Partner’s behalf. Notwithstanding any other provision of this Agreement, the tax matters partner, in its capacity as tax matters partner, shall have no authority with respect to matters subject to the 2015 Budget Act Audit Rules and such authority shall be vested in the partnership representative as provided above.
(d)          If the Partnership is required to withhold United States taxes on income with respect to Units held by Partners who are nonresident alien individuals, non-U.S. corporations, non-U.S. partnerships, non-U.S. trusts, or non-U.S. estates, the General Partner may pay such tax out of its own funds and then (i) be reimbursed out of the proceeds of any distribution or redemption with respect to such Units or (ii) to the extent permitted by applicable law, instruct Morgan Stanley Wealth Management to debit such Partner’s brokerage account with Morgan Stanley Wealth Management in an amount equal to such tax and transfer such amount to the General Partner.
19.	Governing Law.
The validity and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of New York including, specifically, the New York Revised Uniform Partnership Act, as amended (without regard to its choice of law principles); provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 19.
20.	Miscellaneous.
(a)          Priority among Limited Partners.  No Limited Partner shall be entitled to any priority or preference over any other Limited Partner with regard to the return of contributions of capital or to the distribution of any profits or otherwise in the affairs of the Partnership.
(b)          Notices.  All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or, if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail.  Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited Partner.
(c)          Binding Effect.  This Agreement shall inure to and be binding upon all of the parties, their successors, permitted assigns, custodians, estates, heirs and personal representatives.  For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby, including all rights which they may have under Paragraph 17 hereof.
(d)          Captions.  Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.
General Partner: CERES MANAGED FUTURES LLC By: /s/ Patrick T. Egan Patrick T. Egan, President and Director
Limited Partners:
All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner
By:   CERES MANAGED FUTURES LLC
 Attorney-in-Fact
By:   /s/ Patrick T. Egan
Patrick T. Egan, President and Director